Page 1 of 5 pages
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 9)*



                             Zoom Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   98976E 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98976E 10 3                           Page    2     of    5    Pages
          ------------




------ -------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS

       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

               Peter Robin Kramer
------ -------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               (a)
               (b)
------ -------------------------------------------------------------------------

  3    SEC USE ONLY


------ -------------------------------------------------------------------------

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.

-------------------------- ------ ----------------------------------------------

                             5    SOLE VOTING POWER

        NUMBER OF                         665,449 shares
         SHARES
                           ------ ----------------------------------------------
      BENEFICIALLY
        OWNED BY             6    SHARED VOTING POWER
          EACH
        REPORTING                         0 shares
                           ------ ----------------------------------------------
         PERSON
          WITH               7    SOLE DISPOSITIVE POWER

                                          665,449 shares
                           ------ ----------------------------------------------

                             8    SHARED DISPOSITIVE POWER

                                          0 shares

-------------------------- ------ ----------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  665,449 shares

-------- -----------------------------------------------------------------------

  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                 N/A
-------- -----------------------------------------------------------------------

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                 8.3%
-------- -----------------------------------------------------------------------

  12     TYPE OF REPORTING PERSON

                 IN
-------- -----------------------------------------------------------------------

                                                               Item 1(a)

Name of Issuer:  Zoom Technologies, Inc.

                                                               Item 1(b)

     Address of Issuer's Principal Executive Offices: 207 South Street, Boston, Massachusetts 02111


                                                               Item 2(a)

Name of Person Filing:  Peter Robin Kramer

                                                               Item 2(b)

     Address of Principal Business Office or, if none, Residence: 207 South Street, Boston, MA 02111

                                                               Item 2(c)

Citizenship:  USA

                                                               Item 2(d)

Title of Class of Securities:  Common Stock, $0.01 par value

                                                               Item 2(e)

CUSIP Number:  98976E 10 3


                                                                Item 3

Not Applicable


                                                                Item 4

Ownership:

        (a)     Amount Beneficially Owned: 665,449 shares

        (b)     Percent of Class:  8.3%

  (c)     Number of Shares as to which such person has:

       (i)     sole power to vote or to direct the vote:  665,449 shares

      (ii)     shared power to vote or to direct the vote:  0 shares

     (iii)     sole power to dispose or to direct the disposition of:
                     665,449 shares

     (iv)     shared power to dispose or to direct the disposition of:  0 shares


                                                                Item 5

Ownership of Five Percent or Less of Class:  Not Applicable


                                                                Item 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable


                                                                Item 7

     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable


                                                                Item 8

Identification and Classification of Members of the Group:  Not Applicable


                                                                Item 9

Notice of Dissolution of Group:  Not Applicable


                                                                Item 10

Certification:  Not Applicable

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 11, 2003
                                    --------------------------------------------
                                      Date



                                      /s/ Peter R. Kramer
                                    --------------------------------------------
                                      Signature



                                      Peter R. Kramer
                                    --------------------------------------------
                                      Name